Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made and entered into as of November 1st, 2025, by and between Sezzle Inc., a Delaware corporation with its principal place of business at 700 Nicollet Mall, Suite 640 Minneapolis, MN 55402 (the "Company"), and Karen Hartje, an individual with an address at _______________ ____________________________________ ("Consultant").

1. Engagement of Services
The Company hereby engages Consultant, and Consultant agrees to provide consulting services as described in Exhibit A ("Services") on a non-exclusive basis. Consultant shall perform the Services in a professional and timely manner, adhering to the highest industry standards.

2. Independent Contractor Status
2.1 Independent Contractor: The parties agree that Consultant is an independent contractor and not an employee, agent, or representative of the Company. Consultant shall have no authority to bind the Company or make decisions on behalf of the Company.

2.2 Employee Benefits: Consultant acknowledges and agrees that Consultant is engaged as an independent contractor and shall not be entitled to any employee benefits provided by the Company to its employees, including but not limited to retirement plans, paid vacation, equity compensation, or any other fringe benefits. Notwithstanding the foregoing, the Company agrees to continue providing Consultant with health care coverage through Health Partners following the termination of Consultant’s employment, through and including June 30, 2026, unless otherwise mutually agreed in writing.

2.3 Taxes and Withholding: Consultant shall be solely responsible for all cross-border, federal, state, local taxes, regional and city taxes, arising from payments made to Consultant under this Agreement. The Company will not withhold any taxes or other deductions from the payments made to Consultant.

2.4 No Claim of Employment: Consultant expressly acknowledges and agrees that Consultant is and will remain an independent contractor and not an employee, agent, or representative of the Company. Consultant irrevocably waives any right to make, and agrees not to make, any claim, demand, or action against the Company, during or after the term of this Agreement, asserting that Consultant is or was an employee of the Company. Consultant further acknowledges and agrees that no employer-employee relationship has been, is, or will be created at any time by this Agreement or by the performance of the Services, and Consultant shall not be entitled to any of the rights, benefits, or protections afforded to employees under cross-border, federal, state, or local law. Consultant understands that any attempt to assert such a claim will be deemed a material breach of this Agreement, and Consultant will be responsible for all damages, including legal fees, incurred by the Company as a result of such a breach.

Exhibit 10.2
3. Compensation
3.1 Fees: The Company shall pay Consultant the fees as set forth in Exhibit B for the Services performed under this Agreement.

3.2 Invoicing and Payment: Consultant shall submit monthly invoices to the Company detailing the Services performed. The Company shall pay the invoiced amounts within thirty (30) days of receipt of the invoice.

4. Term and Termination
4.1 Term: This Agreement shall commence on November 1st, 2025 and continues unless earlier terminated in accordance with this Section 4.

4.2 Termination for Convenience: Parties may terminate this Agreement at any time, with or without cause, by mutual agreement on notice.

4.3 Termination for Cause: Either party may terminate this Agreement immediately upon written notice if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days of receipt of written notice of the breach.

4.4 Effect of Termination: Upon termination of this Agreement, the Company shall pay Consultant for any Services performed up to the date of termination. Sections 2, 5, 6, 7, and 9 shall survive termination of this Agreement.

5. Confidentiality
Consultant agrees to maintain the confidentiality of all non-public information disclosed by the Company in connection with this Agreement, including but not limited to trade secrets, business plans, and customer information ("Confidential Information"). Consultant shall not disclose any Confidential Information to any third party without the prior written consent of the Company.

6. Intellectual Property
All intellectual property developed or created by Consultant in connection with the performance of the Services under this Agreement shall be the sole property of the Company. Consultant agrees to assign all rights, title, and interest in such intellectual property to the Company.

7. Non-Solicitation
During the term of this Agreement and for one (1) year thereafter, Consultant agrees not to solicit, recruit, or hire any employees or independent contractors of the Company, or induce any employees or contractors to terminate their relationship with the Company.

Exhibit 10.2
8. Indemnification
Consultant shall indemnify, defend, and hold harmless the Company from and against any and all claims, liabilities, damages, and expenses (including reasonable attorneys' fees) arising out of or in connection with Consultant's performance of the Services under this Agreement.

9. Governing Law and Dispute Resolution
9.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflict of laws principles.

9.2 Dispute Resolution: Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration conducted in the state of Jackson, Mississippi, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on both parties.

10. Miscellaneous
10.1 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior direct or indirect agreements or understandings, whether written or oral.

10.2 Amendments: Any amendment or modification of this Agreement must be in writing and signed by both parties.

10.3 Severability: If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

10.4 Assignment: Consultant may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

Sezzle Inc.
By: Jasper Helling
Name: Jasper Helling
Title: SVP of People
Date: October 30th, 2025

[Consultant Name]
By: _________________________
Name: Karen Hartje
Date: ________________________

Exhibit 10.2

Exhibit A - Description of Services
Consultant will retain title of CFO and serve as principal financial officer and provide ongoing strategic and financial advisory services to support the Company’s CFO transition, including but not limited to knowledge transfer, financial planning and analysis, budgeting guidance, oversight of financial reporting processes, and executive-level consultation on key financial matters. Consultant will be available on an as-needed basis to ensure continuity and stability during the transition period.

Exhibit B - Compensation
Consultant shall be compensated at a flat fee of Ten Thousand Dollars ($10,000) per month for services rendered under this Agreement. This fee is inclusive of all time, expenses, and costs incurred by Consultant unless otherwise agreed to in writing by the Company.